UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2006

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT AND MATERIAL AMENDMENT OF A MATERIAL DEFINITIVE AGREEMENT

Entry into a Material Definitive Agreement

On April 6, 2006, Getty Images, Inc. (we) announced that we have purchased all of the shares of Pixel Images Holdings Limited, the parent company of Star Media Limited (dba Stockbyte) and Stockdisc Limited (dba Stockdisc) (collectively “Stockbyte”) for $135.0 million in cash. Stockbyte is a privately held stock photography agency based in Tralee, Ireland that licenses royalty-free imagery to its customers through distributors, including Getty Images, Inc., and through its two websites, www.stockbyte.com and www.stockdisc.com. We expect to fully integrate this business into ours and shut down both of their websites.

The $135.0 million purchase price was funded from existing cash and cash equivalents. The majority of the purchase price is expected to be allocated to goodwill and identifiable intangible assets.

Material Amendment of a Material Definitive Agreement

On March 31, 2006, we amended our stock purchase agreement for the purchase of iStockphoto, Inc. to provide for immediate payment to certain sellers of the $4.3 million held in escrow. The employment commitments related to these sellers are unaffected by this amendment.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description

99.1	Getty Images, Inc. press release dated April 6, 2006 announcing the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ Elizabeth J. Huebner
Elizabeth J. Huebner
Senior Vice President and Chief Financial Officer

Date: April 6, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Getty Images, Inc. press release dated April 6, 2006 announcing the transaction.